Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement No. 2-91683 on Form N-14 of our report dated November 21, 1997, appearing in the Annual Report of The New York Tax-Exempt Income Fund, Inc. for the year ended October 31, 1997 and to the references to us under the headings "Tax Consequences of the Reorganization" and "Tax Aspects of the Reorganization" appearing in the Prospectus, which is also a part of this Registration Statement.




/s/ Deloitte & Touche LLP
-------------------------------
DELOITTE & TOUCHE LLP

Denver, Colorado
September 16, 1998